Instructions for Withdrawal of Previously Tendered Preferred Stock of Dreyfus Strategic Municipals, Inc. Dreyfus Strategic Municipal Bond Fund, Inc. or Dreyfus Municipal Income, Inc. (each, a "Fund")

If you tendered to a Fund, each a Maryland corporation registered under the Investment Company Act of 1940, as amended, in connection with the Fund's offer to purchase for cash up to 100% of its outstanding Auction Rate Preferred Stock, par value $0.001 per share and liquidation preference of $25,000 per share (the "Preferred Stock"), upon the terms and subject to the conditions set forth in the offer to purchase dated January 23, 2018 (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute, with respect to a Fund, the "Offer"), and you wish to withdraw all or any of your Preferred Stock, please fill out the attached Notice of Withdrawal. If your Preferred Stock is registered in the name of your broker, dealer, commercial bank, trust company or other nominee ("Nominee Holder"), you must contact that Nominee Holder to withdraw your tendered Preferred Stock.

1. Withdrawal. If you have tendered your Preferred Stock pursuant to an Offer, you may withdraw your Preferred Stock previously tendered by completing, executing and sending the attached "Notice of Withdrawal" to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you must contact that Nominee Holder to withdraw your tendered Preferred Stock.

2. Delivery of Notice of Withdrawal. Deutsche Bank Trust Company Americas, the Depositary for the Offers, must receive the Notice of Withdrawal no later than 5:00 p.m., Eastern Standard Time, on the Expiration Date (as defined in the Offer to Purchase). The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Stock. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the Fund, name of the person who tendered the Preferred Stock to be withdrawn, the number of Preferred Stock to be withdrawn and the name of the registered holder of Preferred Stock, if different from that of the person who tendered such Preferred Stock. If the Preferred Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal or an Agent's Message (as defined in the Offer to Purchase) with (except in the case of Preferred Stock tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Stock. In addition, such notice must specify the name and number of the account at The Depository Trust Company (the "Book-Entry Transfer Facility") to be credited with the withdrawn Preferred Stock. An "Eligible Institution" is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to a Fund of their authority to so act.

NOTICE OF WITHDRAWAL of Preferred Stock of Dreyfus Strategic Municipals, Inc. Dreyfus Strategic Municipal Bond Fund, Inc. and Dreyfus Municipal Income, Inc. (each, a "Fund")
(Dreyfus Strategic Municipals, Inc.: Auction Rate Preferred Stock Series M, Series T, Series W, Series TH and Series F)
(Dreyfus Strategic Municipal Bond Fund, Inc.: Auction Rate Preferred Stock Series A, Series B and Series C)
(Dreyfus Municipal Income, Inc.: Auction Rate Preferred Stock Series A and Series B)
Previously Tendered
Pursuant to the Fund's Offer to Purchase Dated January 23, 2018

THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 2018,
UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

Deutsche Bank Trust Company Americas

By First Class Mail, By Overnight Courier:

DB Services Americas, Inc.
Attn: Reorganization Unit
5022 Gate Parkway, Suite 200
MS: JCK01-0218
Jacksonville, FL 32256

If you have any questions regarding this Notice of Withdrawal, please contact AST Fund Solutions LLC, the Information Agent for each Offer, toll free at (877) 478-5047.

DESCRIPTION OF PREFERRED STOCK WITHDRAWN
Enter the Name and Series of your Fund: ________________________
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Stock Withdrawn*
1. ☐ All 2. ☐ Partial:
* Unless otherwise indicated, it will be assumed that all of the Preferred Stock is being withdrawn.

This Notice of Withdrawal is to be completed if you tendered shares of Preferred Stock of a Fund in connection with the Fund's Offer and wish to withdraw shares tendered.

☐

CHECK HERE IF YOUR PREFERRED STOCK WAS TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s): _________________________________

Window Ticket No. (if any): _____________________________________

Date of Execution of Notice of Guaranteed Delivery: ___________________

Name of Institution which Guaranteed Delivery: _______________________

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date: __________, 2018

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Preferred Stock has been delivered to the Depositary)
[For use by financial institutions only. Place medallion guarantee in space below.]